                                                                     Exhibit 4.1

                             MEDIA BUYING AGREEMENT

         This Media Buying Agreement made as of the 24th day of October 2003 between Genio Group, Inc., a Delaware corporation with principal offices located at 1120 Avenue of the Americas, Suite 4020, New York, New York 10036 ("Genio"), and CB Associates, LLC, a Delaware limited liability company with principal offices located at 25 Broad Street, #3I, New York, New York 10004 ("CBA").

                              W I T N E S S E T H:

         WHEREAS, Genio is a consumer products company that, among other things, manufactures and sells Genio Cards(TM), an educational collectible childrens' card series (the "Genio Cards"); and

         WHEREAS, CBA is an experienced media buying firm and Genio and CBA wish to provide for CBA to buy time on cable channels to advertise Genio Cards on the terms set forth herein.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Genio and CBA hereby agree as follows:

         1. CBA Services. (a) CBA shall buy media time for the advertising of Genio Cards on major cable channels such as Nickelodeon, Cartoon Network, and Disney throughout the United States of America (the "Cable Stations") for multiple thirty-second commercials (the "Genio Commercials") throughout the Term (as defined herein). CBA shall place Genio Commercials on the Cable Stations in sufficient time slots that have an aggregate advertising retail value of approximately $2,000,000 (the "Thirty-Day Time Buy") for each thirty-day period of the Term (each a "Term Month"), and an aggregate value of at least $6,000,000 retail advertising value (the "Minimum Term Time Buy") during the Term.

         (b) CBA has provided Genio with the attached Annex A, which is an analysis of the Cable Stations that are going to run Genio Commercials during the Term of this Agreement, along with the retail advertising value of the Genio Commercials to be placed by CBA over the Term.

         (c) The placing of the Thirty-Day Time Buys and the Minimum Term Time Buy shall be the sole responsibility of CBA, which shall be solely responsible for payment of the advertising time slots for the Genio Commercials, and Genio shall have no responsibility of any kind, other than pursuant to Section 2, for payment of any such advertising time slots for the Genio Commercials.

         (d) CBA shall also provide editorial services in editing a commercial previously prepared by Genio for purposes of making it suitable for use in the Genio Commercials. Genio shall pay the cost of all studio time and related out-of-pocket expenses in connection with such editorial services.

         (e) CBA shall also provide public relations services during the Term in promoting the Genio Cards working in conjunction with public relations efforts directed by Genio. All of the services set forth above for CBA shall be referred to herein collectively as the "Services". The costs for public relations services provided by CBA will be billed to Genio separately and shall not exceed $5,000 per month (excluding expenses) billed at the rate of $100 per hour, plus all out-of-pocket expenses.

         2. CBA Compensation. Upon execution of this Agreement, Genio shall pay and deliver the following:

         (a) to CBA:

                (i) the sum of $12,500;

                (ii) 100,000 restricted shares of Genio common stock in two certificates of 50,000 shares each (the "Restricted Shares");

                (iii) 2-year warrants ("A Warrants") to purchase 33,333 shares of Genio common stock at an exercise price of $5.00 per share ("A Warrant Shares"); and

                (iv) 2-year warrants ("B Warrants") to purchase 33,333 shares of Genio common stock at an exercise price of $6.00 per share ("B Warrant Shares").

         (b) to John R. D'Angelo, Esq., as attorney escrow agent (the "Escrow Agent"), to be held pursuant to the Joint Escrow Instructions attached hereto an Annex B,: 200,000 shares of Genio common stock (the "Additional Genio Shares"), and two warrant agreements each representing 33,333 A Warrant Shares, and two warrant agreements each representing 33,333 B Warrant Shares, which shall all be issued in the name of CBA and delivered into escrow in the form of four stock certificates, each in the amount of 50,000 shares of Genio common stock and the four above-referenced warrant agreements (collectively, the "Escrowed Securities").

         (c) Unless this Agreement is otherwise terminated as provided below, on or prior to the first day of the second Term Month and on or prior to the first day of each subsequent Term Month, (A) Genio shall deliver to CBA or effect a wire transfer of immediately available funds as follows:

                  (i) any  amount  then due and  payable  by Genio  pursuant  to
Section 1(d) that has not then been paid; and

                  (ii) any  amount  then due and  payable by Genio  pursuant  to
                Section 1(e) that has not then been paid, provided that so long as Genio has paid CBA the sum of $12,500 upon execution of this Agreement, any unpaid amount shall only be for any unpaid studio time and out-of-pocket expenses; and

(B) the Escrow Agent shall deliver to CBA:

(i) two  certificates  evidencing  a total of  100,000 of the  Additional  Genio
Shares;

                  (ii) A Warrants to purchase 33,333 A Warrant Shares; and

                  (iii) B Warrants to purchase 33,333 B Warrant Shares

         (d) Genio shall include 50,000 of the Restricted Shares plus 100,000 of the Additional Genio Shares (the "S-8 Registrable Securities") in a registration statement on Form S-8 (the "S-8 Registration Statement") to be filed with the Securities and Exchange Commission ("SEC"). The S-8 Registrable Securities shall vest at the rate of 50,000 shares of Genio common stock on or before the fifth day of each Term Month.

         (e) Genio shall include the remaining 150,000 Additional Genio Shares, the A Warrant Shares issuable upon exercise of the A Warrants and the B Warrant Shares issuable upon exercise of the B Warrants (collectively, the "SB-2 Registrable Securities") in a registration statement on Form SB-2 (the "SB-2 Registration Statement") to be filed with the SEC. Genio shall pay all expenses to register the S-8 Registrable Securities and SB-2 Registrable Securities with the SEC and with each applicable state securities commission. If an underwriter requires a reduction in the amount of Genio Stock included in the SB-2 Registration Statement, then the percentage of SB-2 Registrable Securities included in such SB-2 Registration Statement shall be equal to the percentage of the selling shareholder with the highest percentage of shares originally included in such SB-2 Registration Statement. Any SB-2 Registrable Securities not included in the SB-2 Registration Statement shall be included in any subsequent registration statement filed by Genio with the SEC.

         (f) In the event that Genio fails to file the S-8 Registration Statement or the S-8 Registration Statement shall not become effective on or before November 20, 2003, Genio shall pay the total sum not to exceed Two Hundred Thousand Dollars ($200,000) to CBA on or before November 25, 2003 for reimbursement to CBA of media time purchased by CBA during the first Thirty-Day Time Buy, provided that CBA shall simultaneously return to Genio 50,000
Restricted Shares, which are the first tranche of the S-8 Registrable Securities, which shall be cancelled.

         (g) Genio shall have the right to cancel the Agreement after the first Thirty-Day Time Buy by providing notice of cancellation ten days prior to the expiration of the first Term Month to CBA in which case it shall have no further obligations to CBA. Such notice of cancellation shall be in the form annexed as exhibit A to the Joint Escrow Instructions. In such event, CBA shall return to Genio 50,000 Restricted Shares, which are the first tranche of the S-8 Registrable Securities which shall be cancelled, if Genio shall have made the payment to CBA set forth in subsection (f) above or if Genio has not made such payment but shall have timely registered the S-8 Registrable Securities, CBA shall retain the Restricted Shares and in either case all of the Escrowed
Securities  shall be  released  by the  Escrow  Agent to  Genio  which  Escrowed
Securities shall be cancelled. In the event that Genio does not cancel the Agreement, but Genio has made the cash payment set forth in subsection (f) above, the Agreement shall remain in full force and effect, except to the extent that CBA shall return to Genio 50,000 Restricted Shares, which are the first tranche of the S-8 Registrable Securities, which shall be cancelled.

         (h) In the event that Genio fails to file the S-8 Registration Statement or such S-8 Registration Statement shall not become effective on or before December 20, 2003, Genio shall pay the total sum not to exceed Two Hundred Thousand Dollars ($200,000) to CBA on or before December 25, 2003 for reimbursement to CBA of media time purchased by CBA for the second Thirty-Day Time Buy, provided that the Escrow Agent shall simultaneously return to Genio 50,000 of the Additional Genio Shares, which are the second tranche of the S-8 Registrable Securities, which shall be cancelled.

         (i) In the event that Genio fails to file the S-8 Registration Statement or such S-8 Registration Statement shall not become effective on or before January 20, 2003, Genio shall pay the total sum not to exceed Two Hundred Thousand Dollars ($200,000) to CBA on or before January 25, 2003 for reimbursement to CBA of media time purchased by CBA during the third Thirty-Day Time Buy, provided that the Escrow Agent shall simultaneously return to Genio 50,000 of the Additional Genio Shares, which are the third tranche of the S-8 Registrable Securities, which shall be cancelled.

         (j) In the event that Genio fails to file the SB-2 Registration Statement with the SEC on or before December 15, 2003, CBA shall be entitled to liquidated damages in the amount of an additional 33,333 of the A Warrants and 33,333 of the B Warrants in addition to the A Warrants and the B Warrants provided in Section 2 above for each thirty day period beyond December 15, 2003 that Genio fails to file such SB-2 Registration Statement with the SEC.

         3. Term: (a) The term of this Agreement shall commence on the date of this Agreement and end on the same day of the month in January 2004 (the "Scheduled Term"). The Scheduled Term shall be subject to early termination in the event of (i) an uncured material breach following twenty days' prior written notice that describes such material breach in reasonable detail, including but not limited to, (x) the failure by CBA to provide to Genio any Thirty-Day Time Buy of Genio Commercials, (y) the failure by Genio to pay for any of the Services in a timely manner as provided in Section 2 or (z) either CBA or Genio becomes insolvent or fails to pay its debts and obligations on a current basis or shall make an assignment for the benefit of creditors or becomes involved in a receivership, bankruptcy, liquidation or other insolvency or debtor relief proceedings on a voluntary or involuntary basis of the company.

         (b) Notwithstanding the foregoing: (i) Genio shall have the right to cancel this Agreement at any time following the first Term Month by providing a notice of cancellation ten (10) days prior to the expiration of the first Term Month, in which case Genio shall have no further obligation of any kind whatsoever to CBA, except for the payment of compensation payable pursuant to
Section 2(a) or Section 2(b) only with respect to the first Term Month and each subsequent Term Month or portion thereof commencing prior to the giving by CBA of such written notice.

         4. Non-compete: during the Term, CBA shall not render services in any media buying capacity for any direct competitor of Genio and Genio shall not retain the services or any other media buyer.

         5. Indemnity: Each party shall fully indemnify the other for all claims, liabilities, damages, losses, costs and expenses of any nature, including but not limited to, reasonable attorneys' fees, judgments, settlement, fines and penalties that are incurred by the counter-party arising out of or in connection with the performance of each party's obligations under this Agreement unless the claim or alleged claim resulted from the willful misconduct, gross negligence or fraud of the party claiming indemnification.

         6. Governing Law: This Agreement and any disputes arising hereunder shall be governed by and construed according to the laws of the State of New York, excluding the application of its choice of law rules, and jurisdiction for any such dispute shall be exclusively held in the courts of the federal and state courts of New York located in the County of New York.

         7. Notice: Any notices required hereunder shall be in writing, shall be sent by either certified mail, return receipt requested, personal delivery or by established overnight delivery service and delivered to either party at its address first set forth above or such other address as either party shall provide to the other party by providing notice thereof. All notices and communications will be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) three business days after being deposited in the mail, postage prepaid, if mailed, when receipt acknowledged; and (c) on the next business day if timely delivered to a courier guaranteeing overnight delivery.

         8. Secrecy and Nondisclosure: CBA and Genio each agree to treat as secret and confidential all of the information regarding the business of the other and its affiliates and subsidiaries, including but not limited to, information regarding operations, systems, technology, services, know-how, supplier lists, customer lists, customer accounts, financial information, costing data, and marketing plans, to the extent not generally known in the marketing industry or not otherwise disclosed to the public.

         9. Independent Contractor: CBA and Genio are not engaged in a joint venture or like arrangement, and CBA is an independent contractor to Genio.

         10. Work Product: CBA hereby assigns and transfers all his rights, title and interest in any developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by CBA during the rendering of the Services which constitutes work-for-hire and expressly waives any moral rights or "droit morale" in connection therewith.

         11. Entire Agreement; Amendments. This Agreement represents the entire understanding of the parties and supersedes all prior agreements between the parties, whether written or oral, with respect to the subject matter of the Agreement. This Agreement may be amended, or waived only by a written instrument signed by both parties to this Agreement.

         12. Assignment and Benefits of Agreement. This Agreement may not be assigned by either party without the written consent of the other party, except that in the event of any sale or similar transaction involving a party and any third party or parties, the consent of the other party shall not be unreasonably withheld or delayed. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto, and their respective successors and assigns, any rights under or by reason of this Agreement.

         13. Execution in Counterparts and Fax. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document. This Agreement may also be executed via facsimile, which shall be deemed an original.

IN WITNESS WHEREOF, the parties have duly executed this Media Buying Agreement as of the date first above written.

                                    GENIO GROUP, INC.


                                    By: /s/ Shai Bar-Lavi
                                        ---------------------------------------
                                    Name: Shai Bar-Lavi
                                    Title: CEO and Chairman

                                    CB ASSOCIATES, LLC.


                                    By: /s/ Andrew Brown
                                        ---------------------------------------
                                    Name: Andrew Brown
                                    Title: Member

                                     Annex A
                                       To
                             Media Buying Agreement

                            10/27/03 through 1/30/04
                             :30 second local spots


Cable                      :hh univ         units       Nat'l        Nat'l       Nat'l        Total
Channels                    (000)            (3k)       Equiv     Rate ($)     Total ($)      Cost
--------                   ------            ----       -----     --------     ---------     --------
Animation                  42,137           1.36m         453         412         187k        20,260
Discovery                  57,934           1.27m         425         1,007       428k        42,175
Family                     55,704           1.74m         580         587         340k        45,220
Lifetime                   57,793           950k          316         2,201       696k        74,540
Nickolodeon                57,291           870k          290         3,767       1.1m       109,750
Sci Fi                     41,174           1.6m          535         715         383k        31,870
TBS                        56,626           1.1m          366         1,643       601k        69,075
TLC                        52,096           1.37m         456         1,000       456k        61,890
TNT                        57,829           1.04m         346         1,967       680k        66,685
Cartoon                    46,392           1.04m         346         2,304       797k        65,470
USA                        57,888           1.04m         346         1,600       554k        54,730

                                                                       TOTALS     6.2mm     $642,000
                                                                                  =====     ========

                                     Annex B
                                       To
                             Media Buying Agreement


                            JOINT ESCROW INSTRUCTIONS

Dated as of the date of the Media Buying Agreement
Dated as of October 24, 2003 between Genio Group, Inc. and
CB Associates, LLC, to Which These Joint Escrow
Instructions Are Attached


Dear John D'Angelo, Esq.:

         These Joint Escrow Instructions are attached as Annex B to that certain Media Buying Agreement (the "Agreement") between Genio Group, Inc. ("Genio") and CB Associates, L.L.C. ("CBA"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided in the Agreement. Pursuant to the terms of the Agreement, Genio is issuing: (i) 200,000 shares of its Common Stock (the "Common Stock") registered in the name of CBA (in four certificates of 50,000 each);(ii) "), and two warrant agreements each representing 33,333 A Warrant Shares, and (iii) two warrant agreements each representing 33,333 B Warrant Shares , to be held in escrow pursuant hereto.

         As escrow agent for both Genio and CBA, John R. D'Angelo, Esq. (the "Escrow Agent") is hereby authorized and directed to hold the certificates evidencing the Common Stock and the warrant agreements representing the A Warrant Shares and the B Warrant Shares (the "Escrow Property") delivered to Escrow Agent pursuant to the terms of the Agreement in accordance with the following instructions:

         1. On the date hereof, Genio is depositing the Escrow Property with Escrow Agent.

         2. On the first day of the second and third Term Month during the Term, Escrow Agent shall deliver to CBA two certificates evidencing an aggregate of 100,000 shares of Common Stock and a warrant agreement to acquire 33,333 A Warrant Shares and a warrant agreement to acquire 33,333 B Warrant Shares, except as otherwise provided in Section 2 of the Agreement.

         3. Upon exercise of any A Warrants, Escrow Agent shall deliver to CBA the A Warrant Shares issuable upon such exercise, shall receive the exercise price from CBA and shall deliver to Genio, without any guaranty of payment or collection or any other representation or warranty of any kind, the aggregate exercise price so received.

         4, Upon exercise of any B Warrants, Escrow Agent shall deliver to CBA the B Warrant Shares issuable upon such exercise, shall receive the exercise price from CBA and shall deliver to Genio, without any guaranty of payment or collection or any other representation or warranty of any kind, the aggregate exercise price so received.

         5. If the Term shall be terminated early, Escrow Agent shall deliver to Genio any remaining Escrow Property except such number of A Warrant Shares and B Warrant Shares as shall be issuable upon exercise of any A Warrants and B Warrants then outstanding. Provided that the Escrow Agent receives a notice of cancellation from Genio in the form annexed hereto as Exhibit A in a timely manner as provided for in Section 2(g), the Escrow Agent shall not have any discretion and shall return those securities which are part of the Escrow Property to Genio as specifically provided for in Section 2(g).

         6. Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by the party to be charged therewith.

         7. Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. Escrow Agent shall not be personally liable for any act Escrow Agent may do or omit to do hereunder as Escrow Agent while acting in good faith, and any act done or omitted by Escrow Agent pursuant to the advice of Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith.

         8. Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case Escrow Agent obeys or complies with any such order, judgment or decree, Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

         9. Escrow Agent shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder or thereunder.

         10. Escrow Agent shall be entitled to employ such legal counsel and other experts as Escrow Agent may deem necessary to advise Escrow Agent properly in connection with Escrow Agent's duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. Escrow Agent has acted as legal counsel for Genio and may continue to act as legal counsel for Genio, from time to time, notwithstanding its duties as Escrow Agent hereunder. CBA consents to Escrow Agent acting in such capacity as legal counsel for Genio and waives any claim that such representation represents a conflict of interest on the part of Escrow Agent. CBA understands that Genio and Escrow Agent are relying explicitly on the foregoing provision in entering into these Joint Escrow Instructions.

         11. Escrow Agent's responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by written notice to Genio and CBA. In the event of any such resignation, Genio and CBA shall appoint a successor Escrow Agent.

         12. If Escrow Agent reasonably requires other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

         13. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Escrow Property held by Escrow Agent hereunder, Escrow Agent is authorized and directed in Escrow Agent's sole discretion (i) to retain in Escrow Agent's possession without liability to anyone all or any part of the Escrow Property until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (ii) to deliver the Escrow Property held by Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State and City of New York in accordance with the applicable procedure therefor.

         14. Genio and CBA agree jointly and severally to indemnify and hold harmless Escrow Agent from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of Escrow Agent hereunder other than any such claim, liability, cost or expense to the extent the same shall (i) have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Escrow Agent.

         15. Any notice or other communication hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by telefacsimile, provided that any notice so given is also mailed as provided in clause (iii), or
(iii) mailed, postage prepaid, as follows:

                  If to CBA, to:
                  CB Associates, LLC
                  25 Broad Street, #3I,
                  New York, New York 10004
                  Attention:  Andrew Brown
                  Phone:  646-414-1151
                  Facsimile No.:  509-757-4801

                  With a copy to:
                  Peter B. Hirshfield, Esq.
                  1035 Park Avenue, # 7B
                  New York, New York 10028-0912
                  Facsimile No.:  (646) 349-1665

                  If Genio, to:
                  Genio Group, Inc.
                  1120 Avenue of the Americas
                  New York, New York 10036
                  Attention:  Shai Bar-Lavi
                  Facsimile No.: (212) 626-6703

                  With a copy to:
                  Arnold Kling, Esq.
                  c/o Adelphia Holdings , LLC
                  545 Madison Avenue, 6th Floor
                  New York, New York 10022
                  Facsimile No: (212) 755-6660

                  If to Escrow Agent, to:

                  John R. D'Angelo, Esq.
                  c/o Adelphia Holdings, LLC
                  545 Madison Avenue, 6th Floor
                  New York, New York 10022
                  Facsimile No: (212) 755-6660
or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (A) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (B) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 15 provided that appropriate confirmation of receipt is generated by the facsimile and a duplicate copy is mailed, postage prepaid, or (C) if given by any other means, when actually delivered at such address.

         16. By signing these Joint Escrow Instructions, Escrow Agent becomes a party hereto only for the purpose of these Joint Escrow Instructions; Escrow
Agent does not become a party to the Agreement. Genio and CBA have become parties hereto by their execution and delivery of the Agreement as provided therein.

         17. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns and shall be governed by the laws of the State of New York without giving effect to principles governing the conflicts of laws. A facsimile transmission of these instructions signed by the Escrow Agent shall be legal and binding on all parties hereto.

         18. The parties hereto hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with these Joint Escrow Instructions.

         19. The rights and obligations of any party hereto are not assignable without the written consent of the other parties hereto. These Joint Escrow Instructions constitute the entire agreement amongst the parties with respect to the subject matter hereof.


ACCEPTED BY ESCROW AGENT:

John R. D'Angelo, Esq.


/s/ John R. D'Angelo
----------------------------
Date: October 24, 2003



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



                                    EXHIBIT A


                         FORM OF NOTICE OF CANCELLATION


                                                                         [Date ]

CB Associates, LLC
Attn:  Andrew Brown
25 Broad Street, #3I
New York, New York 10004

Peter B. Hirshfield, Esq.
1035 Park Avenue, # 7B
New York, New York 10028-0912

John R. D'Angelo, Esq., as Escrow Agent
c/o Adelphia Holdings, LLC
545 Madison Avenue, 6th Floor
New York, New York 10022

Dear CB Associates, LLC and John R. D'Angelo, Esq.:


         Notice of cancellation is hereby given by Genio Group, Inc. to each of the above-listed parties in accordance with Section 2(g) of that certain Media Buying Agreement dated as of October 24, 2003, between Genio Group, Inc. and CB Associates, LLC (the "Agreement), hereby canceling the Agreement. All defined terms set forth herein not otherwise defined shall have the meanings ascribed to them in the Agreement, including the Joint Escrow Instructions. Notice is hereby given to the Escrow Agent to return to Genio those items of the Escrowed Property as specifically set forth in Section 2(g) of the Agreement.


                                                     Very truly yours,




                                                     Genio Group, Inc.

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